Exhibit (n)(7)

CONSENT OF INDEPENDENT AUDITOR
We have issued our report dated April 4, 2016, with respect to the financial statements of Michigan Storage LLC and Subsidiaries as of December 31, 2015 and 2014, included in the amended Prospectus of Prospect Capital Corporation, dated October 19, 2016, for the year ended June 30, 2016. We hereby consent to the inclusion of said report in the amended Prospectus of Prospect Capital Corporation, dated October 19, 2016.

/s/ Tidwell Group, LLC
Tidwell Group, LLC
Birmingham, AL
October 19, 2016